Exhibit 99.1

         CIMAREX REPORTS FOURTH-QUARTER 2006 EARNINGS OF $0.70 PER SHARE

    DENVER, Feb. 15 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today reported fourth-quarter 2006 net income of $58.7 million, or $0.70 per diluted share. This compares to fourth-quarter 2005 earnings of $168.4 million, or $1.98 per diluted share.

    Revenues from oil and gas sales in the fourth quarter of 2006 were $283.7 million, compared to $406.6 million in the same period of 2005. Fourth- quarter 2006 cash flow from operations totaled $213.1 million versus $274.2 million in the same period of 2005(1).

    The decrease in fourth-quarter 2006 revenues, earnings and cash flow is primarily a result of lower oil and gas prices. Fourth-quarter 2006 gas prices decreased 41% to $6.21 per thousand cubic feet (Mcf) and oil fell 2% to $55.91 per barrel from the same period of 2005.

    The current quarter also has $1.4 million ($0.9 million after-tax), or $0.01 per share, related to hurricanes Katrina and Rita repair costs in excess of insurance reimbursement.

    Fourth-quarter 2006 oil and gas production averaged 441 million cubic feet equivalent per day (MMcfe/d), as compared to 431 MMcfe/d for the same period a year earlier. The current quarter's daily production was comprised of 329 million cubic feet of gas and 18,587 barrels of oil.

    For the year-ended December 31, 2006, Cimarex reported net income of $345.7 million, or $4.11 per diluted share. In 2005, net income totaled $328.3 million, or $4.90 per diluted share. Cash flow from operations for 2006 totaled $917.7 million versus $724.6 million in 2005(1). Financial results for 2005 reflect the impact of the Magnum Hunter merger beginning on June 7, 2005.

    In 2006, exploration and development (E&D) expenditures totaled $1,049 million, up from $642 million in 2005. E&D expenditures during the fourth quarter of 2006 totaled $244 million.

    Proved Reserves

    Year-end 2006 proved reserves totaled 1.45 trillion cubic feet equivalent
(Tcfe), a 4% increase over year-end 2005. Proved reserves are 75% gas and 80% proved developed.

    Reserve additions totaled 223 billion cubic feet equivalent (Bcfe) and replaced 136% of 2006 production. Excluding revisions of previous estimates, 158% of production was replaced. Negative revisions, principally resulting from lower year-end oil and gas prices, reduced reserves by 37 Bcfe.

    Acquisitions of proved reserves totaled 58 Bcfe, of which 53 Bcfe are from the purchase of a reversionary working interest in certain wells at the Riley Ridge Unit gas development project in Sublette County, Wyoming.

    2007 Guidance

    Cimarex's exploration and development capital expenditures for 2007 are projected to range from $800 million to $1 billion. The actual amount invested will be highly dependent on commodity prices and rig rates. Mid- point estimates by region are as follows:

                                (in millions)
                             ------------------
    Mid-Continent            $ 330           37%
    Permian                    255           28%
    Gulf Coast                 215           24%
    Gulf of Mexico              70            8%
    Other                       30            3%
                             -----          ---
                             $ 900          100%

    First-quarter 2007 production volumes are projected to range between 435 - 445 MMcfe/d. January 2007 Mid-Continent volumes were reduced by approximately 10 MMcfe/d because of ice storms in Kansas, Oklahoma and Texas. Full-year 2007 production is projected to be in the range of 450 - 470 MMcfe/d.

    Expenses for 2007 are expected to fall within the following ranges:

    Expenses ($/Mcfe):
        Production expense                            $1.05  - $1.15
        Transportation expense                         0.11  -  0.14
        DD&A and ARO accretion                         2.65  -  2.75
        General and administrative expense             0.25  -  0.28
        Production taxes (% of oil and gas revenue)    7.0%  -  8.0%

    Exploration and Development Activity

    Cimarex drilled 558 gross (346 net) wells during 2006 of which 510 gross (316 net) were completed as producers. Exploration and development activity is focused on conventional gas resource plays principally located in the Mid-Continent, Permian Basin and Gulf Coast areas of the United States. Of total E&D investment of $1,049 million, 65% was comprised of moderate risk Mid- Continent and Permian Basin drilling.

    Mid-Continent

    Cimarex drilled 302 gross (186 net) wells in the Mid-Continent region during 2006 completing 97% as producers. Mid-Continent fourth quarter production volumes averaged 185 MMcfe/d, an increase of 6% over the fourth quarter of 2005.

    Mid-Continent drilling investment of $350 million accounted for 33% of total E&D capital. Drilling principally occurred in the Anadarko Basin, the Texas Panhandle, and the Panoma field. In the Anadarko Basin of western Oklahoma, Cimarex drilled 92 (18 net) wells completing 96% as producers. Wells in this area generally target the Red Fork, Clinton Lake, Morrow and Springer at depths of 12,000-16,000 feet.

    Texas Panhandle drilling principally targets the Granite Wash and Morrow formations at depths of 11,000-14,000 feet. Cimarex drilled 86 gross (59 net) wells, of which 98% were completed as producers. Highlights include the Mendota Ranch 5-63 (48% working interest) which commenced production in the fourth quarter at a pipeline restricted gross rate of 15 MMcfe/d. Production rates from other meaningful wells include the Byrum 7-6 (74% working interest) at 3.2 MMcfe/d and the Earp 3-58 (50% working interest) at 3.1 MMcfe/d.

    Exploitation activity in the Panoma gas field, also located in the Texas Panhandle, consisted of drilling 80 gross (79 net) infill wells with a 100% success rate. These wells target the Brown Dolomite formation at 2,200 feet. The current year drilling activity has increased net field production by 3.2 MMcfe/d.

    Five operated rigs are currently drilling in the Texas Panhandle and three rigs are active in Oklahoma.

    Permian Basin

    Permian Basin 2006 drilling totaled 167 gross (119 net) wells, 96% of which were completed as producers. Full-year 2006 drilling investment in this area totaled $331 million, or 32% of total E&D capital. Fourth-quarter 2006 Permian Basin production volumes averaged 133 MMcfe/d, a 2% increase as compared to the fourth quarter of 2005.

    For the year, southeast New Mexico drilling totaled 69 gross (47 net) wells with 94% being completed as producers. Primary formations include the Morrow, Atoka and Strawn at depths of 11,500-14,000 feet. Recent wells brought on production in Eddy County, New Mexico include the Trinity 20 Federal (63% working interest) at 4.0 MMcfe/d, Henshaw 15 (78% working interest) at 1.6 MMcfe/d and the Taos Federal 1 (100% working interest) at 1.2 MMcfe/d.

    A total of 98 gross (72 net) wells were drilled in West Texas, of which 98% were successful. Included in the West Texas program is exploitation of the Westbrook Unit (90% working interest) where 44 infill wells have been drilled and completed in the Clearfork formation at 3,200 feet.

    Other geologic targets in West Texas include the Devonian, Ellenburger, Bone Spring and Spraberry. Cimarex has drilled or participated in 21 (seven net) Devonian wells in the Arbol de Nada field, five gross (five net) Ellenburger wells in the Will-O field, and six gross (2.7 net) Bone Spring wells in the War-Wink field. Noteworthy wells and their production rates include the War-Wink University 18-35 B 2H (50% working interest) 660 barrels of oil equivalent per day and the War-Wink University 18-33 B2H (50% working interest) 450 barrels of oil equivalent per day.

    Cimarex has 11 operated rigs drilling in the Permian Basin, eight in southeast New Mexico and three in West Texas.

    Gulf Coast

    Cimarex drilled 49 gross (28 net) Gulf Coast wells during 2006, completing 65% as producers. Gulf Coast fourth-quarter 2006 production volumes averaged 69 MMcfe/d versus 90 MMcfe/d in the fourth quarter of 2005. Lower Gulf Coast production volumes are attributable to natural reservoir decline which was only partially offset by new exploration success.

    The majority of this year's Gulf Coast drilling occurred in Liberty County, Texas; south Louisiana; south Texas; and Mississippi. The Liberty County program targets the Yegua and Cook Mountain formations at approximately 10,500 feet. In 2006, Cimarex drilled 14 gross (nine net) wells in this project realizing a 64% success rate. Four Kate Dishman wells (83% average working interest) commenced production in the fourth quarter at the allowable limit of 350 barrels of oil per day each. In December 2006, Cimarex purchased additional interests in the Kate Dishman area increasing its average working interest from 60% to 83%. The purchase price was $18 million, which added 0.5 million barrels of proved reserves and an additional 0.5 million barrels of potential reserves from secondary oil recovery and future drilling.

    Cimarex has two operated rigs drilling in the Gulf Coast, one in south Texas and one in the Louisiana state waters.

    Gulf of Mexico

    Gulf of Mexico 2006 drilling consisted of 16 gross (6.7 net) wells, of which 44% were successful. Fourth-quarter Gulf of Mexico production volumes averaged 46 MMcfe/d, as compared to 27 MMcfe/d in the fourth quarter of 2005.

    Fourth quarter 2005 production levels were reduced by 41-45 MMcfe/d from hurricane and other storm-related effects. These volumes were brought back online throughout 2006 and by the fourth quarter of 2006 less than 1 MMcfe/d was shut-in from the 2005 hurricane activity.

    Conference call and web cast

    Cimarex will host a follow-up conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive conference call, please dial 800-418-7236 and reference call ID # 8293006 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at 877-519-4471 and by using the conference ID # 8293006. The listen-only web cast of the call will be accessible via www.cimarex.com.

    About Cimarex Energy

    Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Gulf Coast, Permian Basin of West Texas and New Mexico and Gulf of Mexico areas of the U.S.

    This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward- looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. See report filed on form 10K to be filed for the period ended December 31, 2006 for further disclosures.

    (1) Cash Flow from Operations is a non-GAAP financial measure that represents Net Cash Provided By Operating Activities adjusted for the change in operating assets and liabilities. See below for a reconciliation of the related amounts.

                            PRICE AND PRODUCTION DATA

                          For the Three Months Ended      For the Year Ended
                                 December 31,                December 31,
                          --------------------------  --------------------------
                              2006          2005          2006          2005
                          ------------  ------------  ------------  ------------
Gas Production:
  Total production
   - Mcf                    30,303,817    30,417,802   124,732,789   100,271,538
  Gas volume
   - Mcf per day               329,389       330,628       341,734       274,717
  Gas price - per Mcf     $       6.21  $      10.49  $       6.50  $       8.05

Oil Production
(including NGL):
  Total production
   - barrels                 1,710,016     1,535,110     6,528,622     4,804,242
  Oil volume
   - barrels per day            18,587        16,686        17,887        13,162
  Oil price - per barrel  $      55.91  $      57.06  $      61.96  $      55.25

                                 PROVED RESERVES

                                           Gas         Oil        Total
                                          (MMcf)     (MBbls)     (MMcfe)
                                        ---------   ---------   ---------
December 31, 2005                       1,004,482      64,710   1,392,741
   Revisions of previous estimates        (14,498)     (3,684)    (36,603)
   Extensions, discoveries, and
    improved recovery                     170,933       5,018     201,045
   Purchase of reserves                    55,046         551      58,352
   Production                            (124,733)     (6,529)   (163,907)
   Sale of properties                        (868)       (269)     (2,482)
December 31, 2006                       1,090,362      59,797   1,449,146
Proved developed - December 31, 2006      851,213      50,202   1,152,425
Equity investment proved reserves not
 included in above (1)                      6,245         367       8,449

(1) The Financial Accounting Standards Board (FASB) pronouncement EITF No. 04-5 "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights" was effective in June 2005. This pronouncement resulted in certain entities acquired as part of the Magnum Hunter merger not being consolidated.

                        PROVED RESERVES BY REGION

                                           Gas         Oil        Total
                                          (MMcf)     (MBbls)     (MMcfe)
                                        ---------   ---------   ---------
   Permian Basin                          296,969      44,351     563,076
   Mid-Continent                          542,447       8,709     594,701
   Gulf Coast                              76,640       4,671     104,663
   Gulf of Mexico                          38,111         964      43,895
   Other                                  136,195       1,102     142,811
                                        1,090,362      59,797   1,449,146

                 OIL AND GAS CAPITALIZED COSTS INCURRED

                                        For the Year Ended
                                           December 31,
                                 --------------------------------
                                      2006               2005
                                 --------------    --------------
                                          (in thousands)
Acquisition of Magnum Hunter:
   Proved                        $           --    $    1,521,383
   Unproved                                  --           297,692
Acquisitions of properties:
   Proved                        $       25,970    $        1,973
   Unproved                              64,421            40,865
Exploration and Development             984,282           600,913
Total oil and gas expenditures        1,074,673         2,462,826

Sale proceeds*                           (4,459)         (149,262)
                                 $    1,070,214    $    2,313,564

* The December 31, 2006 amounts do not include consideration received attributable to property sales by our limited partner affiliates.

                   RECONCILIATION OF CASH FLOW FROM OPERATIONS

                            For the Three Months Ended         For the Year Ended
                                   December 31,                   December 31,
                            ---------------------------    ---------------------------
                                2006           2005            2006           2005
                            ------------   ------------    ------------   ------------
                                  (in thousands)                 (in thousands)
Net cash provided by
 operating activities       $    201,283   $    287,259    $    878,419   $    704,734
   Increase in operating
    assets and
    liabilities                   11,800        (13,043)         39,323         19,873

Cash flow from operations   $    213,083   $    274,216    $    917,742   $    724,607

Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program. It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

CONDENSED INCOME STATEMENTS (unaudited)

                            For the Three Months Ended         For the Year Ended
                                   December 31,                   December 31,
                            ---------------------------    ---------------------------
                                2006           2005            2006           2005
                            ------------   ------------    ------------   ------------
                                      (In thousands, except per share data)
Revenues:
 Gas sales                  $    188,053   $    318,964    $    810,894   $    807,007
 Oil sales                        95,606         87,586         404,517        265,415
 Gas gathering,
  processing, and net
  marketing                       11,972         22,976          51,733         46,200
                                 295,631        429,526       1,267,144      1,118,622
Costs and expenses:
 Depreciation, depletion
  and amortization               106,089         85,794         396,394        258,287
 Asset retirement
  obligation accretion             2,100          1,553           7,018          3,819
 Production                       48,633         36,011         176,833        104,067
 Transportation                    5,521          5,019          21,157         15,338
 Gas gathering and
  processing                       7,146         16,278          27,410         31,890
 Taxes other than income          22,674         27,447          91,066         73,360
 General and
  administrative                  10,609          9,530          42,288         33,497
 Stock compensation, net           1,914          1,296           8,243          4,959
 (Gain) Loss on
  derivative instruments             628        (16,176)        (22,970)        67,800
 Other expense                     2,125          1,335           2,064         15,897
                                 207,439        168,087         749,503        608,914

Operating income                  88,192        261,439         517,641        509,708

Other (income) and
 expense:
   Interest expense net
    of capitalized
    interest of $5,693,
    $5,529, $24,248 and
    $11,686, respectively          2,246          1,839           5,692          7,921
   Amortization of fair
    value of debt                   (946)          (945)         (3,784)        (2,132)
   Other, net                     (3,076)        (5,361)        (28,591)       (12,536)

Income before income
 tax expense                      89,968        265,906         544,324        516,455
Income tax expense                31,223         97,498         198,605        188,130

Net income                  $     58,745   $    168,408    $    345,719   $    328,325

Earnings per share:

     Basic                  $       0.72   $       2.04    $       4.21   $       5.07

     Diluted                $       0.70   $       1.98    $       4.11   $       4.90

Weighted average
 shares outstanding:
   Basic                          82,077         82,404          82,066         64,761
   Diluted                        84,102         85,145          84,090         67,000

CONDENSED CASH FLOW STATEMENTS (unaudited)

                                  For the Three Months Ended          For the Year Ended
                                         December 31,                    December 31,
                                 ----------------------------    ----------------------------
                                     2006            2005            2006            2005
                                 ------------    ------------    ------------    ------------
                                                        (In thousands)
Cash flows from
 operating activities:
   Net income                    $     58,745    $    168,408    $    345,719    $    328,325
   Adjustment to reconcile
    net income to net cash
    provided by operating
    activities:
      Depreciation,
       depletion and
       amortization                   106,089          85,794         396,394         258,287
      Asset retirement
       obligation accretion             2,100           1,553           7,018           3,819
      Deferred income taxes            45,937          80,246         220,539         112,890
      Stock compensation,
       net                              1,914           1,296           8,243           4,959
      Derivative
       instruments                     (2,726)        (63,055)        (41,926)          3,483
      Gain on liquidation
       of equity investees             (1,463)             --         (19,785)             --
      Other                             2,487             (26)          1,540          12,844
Changes in operating
 assets and liabilities:
   (Increase) in
    receivables, net                  (60,878)        (22,022)         (9,811)        (45,787)
   (Increase) in other
    current assets                     (2,358)         (2,873)        (11,812)        (27,293)
   Increase (decrease)
    in accounts payable
    and accrued
    liabilities                        51,043          37,407         (18,293)         52,488
   Increase in other
    non-current
    liabilities                           393             531             593             719

      Net cash provided
       by operating
       activities                     201,283         287,259         878,419         704,734

Cash flows from investing
  activities:
   Oil and gas expenditures          (228,636)       (233,358)     (1,030,791)       (631,549)
   Acquisition of oil and
    gas properties                    (18,260)             --         (23,790)         (1,973)
   Merger related costs                    --          (1,335)           (439)        (13,740)
   Cash received in
    connection with
    acquisition of MHR                     --              --              --          33,407
   Proceeds from sale of
    assets                                 46          71,266          10,705         141,842
   Distributions received
    from equity investees               1,538              67          59,823             302
   Other expenditures                  (2,098)         (5,709)        (25,310)        (25,742)

         Net cash used by
          investing
          activities                 (247,410)       (169,069)     (1,009,802)       (497,453)

Cash flows from financing
 activities:
   Borrowings (payments)
    on long-term debt, net             45,000         (85,079)         95,000        (273,501)
   Treasury stock acquired
    and retired                            --              --         (11,016)             --
   Dividends paid                      (3,352)             --         (13,358)             --
   Proceeds from issuance
    of common stock and other           1,443           1,063           4,158          12,121

         Net cash (used in)
          provided by
          financing
          activities                   43,091         (84,016)         74,784        (261,380)

Net change in cash and cash
 equivalents                           (3,036)         34,174         (56,599)        (54,099)

Cash and cash equivalents
 at beginning of period                 8,084          27,473          61,647         115,746

Cash and cash equivalents
 at end of period                $      5,048    $     61,647    $      5,048    $     61,647

BALANCE SHEETS (unaudited)

                                             December 31,       December 31,
                                                 2006               2005
                                            --------------     --------------
                                            (In thousands, except share data)
                 Assets

Current assets:
  Cash and cash equivalents                 $        5,048     $       61,647
  Receivables, net                                 306,458            289,184
  Inventories                                       39,397             34,784
  Deferred income taxes                              1,498             17,959
  Derivative instruments                            41,945                 --
  Other current assets                              22,411             25,454

    Total current assets                           416,757            429,028

Oil and gas properties at cost, using
 the full cost method of accounting:
  Proved properties                              4,656,854          3,602,797
  Unproved properties and properties
   under development, not being amortized          425,173            388,839
                                                 5,082,027          3,991,636
  Less - accumulated depreciation,
   depletion and amortization                   (1,494,317)        (1,114,677)

    Net oil and gas properties                   3,587,710          2,876,959

Fixed assets, net                                   88,924             86,916

Goodwill                                           691,432            717,391

Derivative instruments                               7,051                 --

Other assets, net                                   37,876             70,041

                                            $    4,829,750     $    4,180,335

   Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                          $       56,241     $       81,947
  Accrued liabilities                              202,163            179,076
  Derivative instruments                                --             41,926
  Revenue payable                                   96,184             94,469

    Total current liabilities                      354,588            397,418

Long-term debt                                     443,667            352,451

Deferred income taxes                              921,665            717,790

Other liabilities                                  133,687            117,223

Stockholders' equity:
  Preferred stock, $0.01 par value,
   15,000,000 shares authorized, no
   shares issued                                        --                 --
  Common stock, $0.01 par value,
   200,000,000 shares authorized,
   83,962,132 and 83,524,285 shares
   issued, respectively                                840                835
  Treasury stock, at cost, 1,078,822 and
   1,146,822 shares held, respectively             (40,628)           (43,554)
  Paid-in capital                                1,867,448          1,865,597
  Unearned compensation                                 --            (15,862)
  Retained earnings                              1,117,402            788,356
  Accumulated other comprehensive income            31,081                 81
                                                 2,976,143          2,595,453
                                            $    4,829,750     $    4,180,335

SOURCE  Cimarex Energy Co.
    -0-                             02/15/2007
    /CONTACT: Mark Burford, Director of Capital Markets of Cimarex Energy Co., +1-303-295-3995/
    /Web site:  http://www.cimarex.com /
    (XEC)